ARTICLES OF AMENDMENT

                                       OF

                          TWENTIETH CENTURY FUNDS, INC.


         The undersigned, William M. Lyons, in accordance with the Maryland General Corporation Law, does hereby certify that:

         1. He is duly appointed Vice President of Twentieth Century Funds, Inc., a Maryland corporation (the "Corporation").

         2. The amendment to the Articles of Incorporation of the Corporation, which was unanimously approved by resolution of the Board of Directors of the Corporation at a meeting held on November 17, 1990, is as follows:

              The Articles of Incorporation of the Corporation be amended by deleting all of the present Article SECOND and inserting in lieu thereof the following Article SECOND:

         SECOND: The name of the Corporation is Twentieth Century
         Investors, Inc.

         3. No stock entitled to be voted on the amendment was outstanding or subscribed for at the time of the approval of such amendment by the Board of Directors.

         IN WITNESS WHEREOF, the undersigned hereby acknowledges that this Articles of Amendment is the act of the Corporation and states, that to the best of his knowledge, information and belief, the matters and fact stated therein are true in all material respects, and that this statement is made under penalties of perjury.

         Dated this 19th day of November, 1990.


                                                     /s/ William M. Lyons
                                                     William M. Lyons
                                                     Vice President

Witness:


/s/ John H. Hartenbach
John H. Hartenbach
Secretary